Exhibit 99.1

The Goodyear Tire & Rubber Company

Unaudited Pro Forma Consolidated Financial Information

On October 1, 2015, The Goodyear Tire & Rubber Company (the “Company”) completed the previously announced dissolution of its global alliance with Sumitomo Rubber Industries, Ltd. (“SRI”) in accordance with the terms and conditions set forth in the Framework Agreement, dated as of June 4, 2015 (the “Agreement”), by and between the Company and SRI.

Pursuant to the Agreement, the Company has sold to SRI its 75% interest in Goodyear Dunlop Tires North America, Ltd. (“GDTNA”), 25% interest in Dunlop Goodyear Tires Ltd. (“DGT”) and the Huntsville, Alabama test track used by GDTNA. Accordingly, the Company no longer has any remaining ownership interests in GDTNA, DGT, or the Huntsville, Alabama test track. Additionally, the Company will liquidate and distribute the remaining assets and liabilities of a company that coordinated and disseminated both commercialized tire technology and non-commercialized technology among the Company and SRI, the joint ventures and their respective affiliates (the “Technology JV”), and of a global purchasing company (the “Purchasing JV”) to the Company and SRI in accordance with their ownership interests in the Technology JV and the Purchasing JV, respectively. GDTNA, DGT, the Huntsville, Alabama test track, the Technology JV, and the Purchasing JV are collectively referred to as the “deconsolidated interests.” In addition, the Company acquired from SRI its 75% interest in Nippon Goodyear Ltd. (“NGY”) and 25% interest in Goodyear Dunlop Tires Europe B.V. (“GDTE”) (collectively, the “acquired interests”). Accordingly, Goodyear now has full ownership interests in NGY and GDTE.

The unaudited pro forma consolidated financial statements provided are based on the consolidated financial statements of the Company and its consolidated subsidiaries, and are adjusted to reflect the deconsolidated interests and acquired interests in the manner noted below. The accompanying unaudited pro forma consolidated financial information includes:

•	an unaudited pro forma consolidated balance sheet as of September 30, 2015, adjusted to reflect the deconsolidated interests and acquired interests referenced above as if the deconsolidation and acquisitions had occurred on September 30, 2015;

•	unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2014 and for the nine months ended September 30, 2015, adjusted to reflect the deconsolidated interests referenced above as if the deconsolidation had occurred on January 1, 2014; and

•	notes to the unaudited pro forma consolidated financial information.

The acquired interests do not meet the significance criteria to be included in the pro forma financial information. However, the Company has elected to include the acquired interests solely in the unaudited pro forma balance sheet to reflect the complete exchange of consideration attributable to both the deconsolidated interests and acquired interests. The unaudited pro forma consolidated financial statements are estimates provided for illustrative purposes only and, therefore, are not necessarily indicative of the financial position or results of operations that might have been achieved had the events described in Item 8.01 of the Form 8-K to which this exhibit is attached occurred as of an earlier date, nor are they indicative of the financial position or results of operations that may occur in the future. The pro forma adjustments, including the fair value allocation of the overall transaction, the purchase price allocation of NGY, and the overall net loss reflected in the pro forma consolidated balance sheet, are based on preliminary estimates of fair value. The final fair value estimates may vary based on final appraisals, valuations and analyses of the fair value of the deconsolidated interests, acquired interests, and other transactions included within the Agreement. While such adjustments include estimates that are subject to change, the Company believes such adjustments are appropriate and directly attributable to the deconsolidated interests and acquired interests.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of September 30, 2015

(In millions)	Historical Goodyear (a)	Historical Deconsolidated Interests		Acquired Interests (f)		Historical Goodyear, adjusted for Deconsolidated Interests and Acquired Interests	Transaction Consideration		Transaction Adjustments		Goodyear Pro Forma
Assets
Current Assets:
Cash and Cash Equivalents	$1,690	$—		$5		$1,695	$(271	) (i)	$—		$1,424
Accounts Receivable	2,616	—		45		2,661	—		42	(j)	2,703
Inventories	2,544	—		32		2,576	—		—		2,576
Deferred Income Taxes	575	—		3		578	—		—		578
Assets Held for Sale	242	(242	) (b)	—		—	—		—		—
Prepaid Expenses and Other Current Assets	255	—		5		260	—		—		260

Total Current Assets	7,922	(242)		90		7,770	(271)		42		7,541
Goodwill	556	—		12		568	—		—		568
Intangible Assets	131	—		1		132	—		9	(k)	141
Deferred Income Taxes	1,485	—		—		1,485	—		(42	) (l)	1,443
Other Assets	748	—		(8)		740	—		60	(m)	800
Property, Plant and Equipment, less Accumulated Depreciation	6,673	—		9		6,682	—		—		6,682

Total Assets	$17,515	$(242)		$104		$17,377	$(271)		$69		$17,175

Liabilities
Current Liabilities:
Accounts Payable-Trade	$2,576	$—		$33		$2,609	$—		$64	(j)	$2,673
Compensation and Benefits	723	—		—		723	—		—		723
Liabilities Held For Sale	204	(204	) (b)	—		—	—		—		—
Other Current Liabilities	871	—		25		896	—		12	(n)	908
Notes Payable and Overdrafts	41	—		—		41	—		—		41
Long Term Debt and Capital Leases due Within One Year	368	—		—		368	—		—		368

Total Current Liabilities	4,783	(204)		58		4,637	—		76		4,713
Long Term Debt and Capital Leases	5,591	—		—		5,591	—		56	(o)	5,647
Compensation and Benefits	1,426	—		—		1,426	—		—		1,426
Deferred and Other Noncurrent Income Taxes	176	—		1		177	—		—		177
Other Long Term Liabilities	587	—		9		596	—		60	(m)	656

Total Liabilities	12,563	(204)		68		12,427	—		192		12,619
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	590	(69	) (c)	(521	) (g)	—	—		—		—
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Common Stock, no par value	269	—		—		269	—		—		269
Capital Surplus	3,103	—		134	(g)	3,237	—		—		3,237
Retained Earnings	4,981	(157	) (d)	524	(d)	5,348	(271	) (d)	(110	) (d)	4,967
Accumulated Other Comprehensive Loss	(4,210)	188	(e)	(101	) (h)	(4,123)	—		(13	) (l)	(4,136)

Goodyear Shareholders’ Equity	4,143	31		557		4,731	(271)		(123)		4,337
Minority Shareholders’ Equity — Nonredeemable	219	—		—		219	—		—		219
Total Shareholders’ Equity	4,362	31		557		4,950	(271)		(123)		4,556

Total Liabilities and Shareholders’ Equity	$17,515	$(242)		$104		$17,377	$(271)		$69		$17,175

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2014

(In millions, except per share amounts)	Historical Goodyear (p)	Historical Deconsolidated Interests (q)	Historical Goodyear less Deconsolidated Interests	Transaction Adjustments		Goodyear Pro Forma
Net Sales	$18,138	$254	$17,884	$99	(r)	$17,983
Cost of Goods Sold	13,906	158	13,748	109	(r)	13,857
Selling, Administrative and General Expense	2,720	30	2,690	—		2,690
Rationalizations	95	—	95	—		95
Interest Expense	428	—	428	—		428
Other (Income) Expense	302	—	302	—		302

Income Before Income Taxes	687	66	621	(10)		611
United States and Foreign Taxes	(1,834)	—	(1,834)	(17	) (s)	(1,851)

Net Income	2,521	66	2,455	7		2,462
Less: Minority Shareholders’ Net Income	69	12	57	—		57

Goodyear Net Income	2,452	54	2,398	7		2,405
Less: Preferred Stock Dividends	7	—	7	—		7

Goodyear Net Income available to Common Shareholders	$2,445	$54	$2,391	$7		$2,398

Goodyear Net Income available to Common Shareholders - Per Share of Common Stock
Basic	$9.13					$8.95

Weighted Average Shares Outstanding	268					268

Diluted	$8.78					$8.59

Weighted Average Shares Outstanding	279					279

THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2015

(In millions, except per share amounts)	Historical Goodyear (p)	Historical Deconsolidated Interests (q)	Historical Goodyear less Deconsolidated Interests	Transaction Adjustments		Goodyear Pro Forma
Net Sales	$12,380	$193	$12,187	$64	(r)	$12,251
Cost of Goods Sold	9,093	120	8,973	69	(r)	9,042
Selling, Administrative and General Expense	1,889	21	1,868	—		1,868
Rationalizations	82	—	82	—		82
Interest Expense	311	—	311	—		311
Other (Income) Expense	(113)	—	(113)	—		(113)

Income Before Income Taxes	1,118	52	1,066	(5)		1,061
United States and Foreign Taxes	369	—	369	(13	) (s)	356

Net Income	749	52	697	8		705
Less: Minority Shareholders’ Net Income	62	12	50	—		50

Goodyear Net Income	687	40	647	8		655
Less: Preferred Stock Dividends	—	—	—	—		—

Goodyear Net Income available to Common Shareholders	$687	$40	$647	$8		$655

Goodyear Net Income available to Common Shareholders - Per Share of Common Stock
Basic	$2.55					$2.43

Weighted Average Shares Outstanding	270					270

Diluted	$2.51					$2.39

Weighted Average Shares Outstanding	274					274

The Goodyear Tire & Rubber Company

Notes to the Unaudited Pro Forma Consolidated Financial Statements

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma consolidated financial information:

Adjustments to the pro forma consolidated balance sheet:

(a)	Represents the consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2015, as originally filed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

(b)	Reflects the deconsolidation of the deconsolidated interests at their carrying amounts as of September 30, 2015.

(c)	Reflects the redeemable minority equity in GDTNA.

(d)	The net impact to retained earnings of $14 million reflects the estimated net loss on the transaction primarily resulting from the sale of the deconsolidated interests and the fair value of the rights acquired by SRI from the Company to sell Dunlop-brand tires in those countries that were previously non-exclusive under the global alliance. The estimated loss included in the pro forma consolidated balance sheet as of September 30, 2015 is a preliminary estimate. The final net gain or loss will be determined when the Company has completed the detailed valuations for the deconsolidated interests, the acquired interests, and other related transactions. The final net gain or loss could differ materially from this preliminary estimate due to changes in the determined fair value for each of these components. The unaudited consolidated pro forma statements of operations do not include the estimated loss on deconsolidation as this loss would not have a continuing impact due to its non-recurring nature.

(e)	Reflects pension-related losses and cumulative translation adjustments related to GDTNA and DGT that were recorded in the consolidated statement of other comprehensive income. These reclassification adjustments from accumulated other comprehensive loss are included in the determination of the estimated net loss on the transaction.

(f)	Reflects the estimated allocation of fair value of assets and liabilities, and the related income tax impacts of the acquired interests as of September 30, 2015. The reduction in Other Assets represents the removal of the carrying value of our equity method investment in NGY. The final allocation will be determined based on the fair value of tangible assets, identifiable intangible assets and liabilities as of the acquisition date once the Company has completed its analysis. Accordingly, the final allocation, including the preliminary estimates of fair value, may be materially different from the pro forma information provided.

(g)	The redeemable minority equity in GDTE was eliminated. The excess of the fair value estimate over the redeemable minority equity book value (excluding minority accumulated other comprehensive loss) was recorded in capital surplus.

(h)	Primarily reflects pension-related losses related to the historical minority interest of GDTE that were reclassified into accumulated other comprehensive loss.

(i)	Reflects the total net consideration of $271 million paid by the Company to SRI upon the closing of the transaction.

(j)	Represents intercompany trade receivables and payables between the Company and GDTNA that became third party upon closing.

(k)	Represents additional intangible assets recorded for the royalty free right to Dunlop-related trademarks for tire-related businesses in North America excluding that related to motorcycles and for Japanese-owned vehicle manufacturers in North America.

(l)	Primarily represents the tax effects of the deconsolidation of GDTNA including derecognition of net deferred tax assets of the Company.

(m)

General and product liabilities of $60 million are included in the $204 million of liabilities held for sale at September 30, 2015 related to the deconsolidated interests. Under the terms of the Agreement, the

Company will retain general and product liabilities, which will be reimbursed by SRI under certain circumstances. We have estimated the value of the indemnification asset to be $60 million related to the retained liability. The valuation of the indemnification asset is based on a preliminary estimate which will be finalized when the Company has completed its evaluation.

(n)	Represents accrued estimated transaction costs and accrued taxes.

(o)	Represents the promissory note of $56 million payable to GDTNA with a maturity date of three years from the date of the dissolution, at an interest rate of LIBOR plus 0.1%, delivered by the Company upon closing.

Adjustments to the pro forma consolidated statements of operations:

(p)	Represents the consolidated statement of operations of the Company and its consolidated subsidiaries for the year ended December 31, 2014, as originally filed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and for the nine months ended September 30, 2015, as originally filed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

(q)	Represents the sales and results of operations of the deconsolidated interests that did not arise from intercompany transactions with the Company, for the fiscal year ended December 31, 2014 and the nine months ended September 30, 2015, respectively. Intercompany transactions between the Company and its consolidated subsidiaries and the deconsolidated interests were eliminated in consolidation from the consolidated statement of operations of the Company referenced in note (p) above.

(r)	Represents sales and the related cost of sales for transactions between the Company and its consolidated subsidiaries and GDTNA that were previously eliminated as intercompany transactions for the fiscal year ended December 31, 2014 and the nine months ended September 30, 2015, respectively, that are expected to continue on a recurring basis after the deconsolidation of GDTNA and will be recorded as sales to unrelated parties.

(s)	Represents the net incremental tax benefit from lower income before income taxes as a result of the sale of the Company’s interest in GDTNA that will be recurring after the deconsolidation of GDTNA, partially offset by higher tax expense from incremental income as a result of the sales in note (r) above.